Exhibit 99.1

Diffusion Pharmaceuticals Reports First Quarter 2019 Financial Results and Provides Business Update

Enrollment in Phase 2 On-Ambulance Clinical Trial with TSC for the Treatment of Stroke to begin in Q3

CHARLOTTESVILLE, Va. (May 9, 2019) – Diffusion Pharmaceuticals Inc. (Nasdaq: DFFN), a cutting-edge biotechnology company developing new treatments for life-threatening medical conditions by improving the body’s ability to bring oxygen to the areas where it is needed most, today reported financial results for the three months ended March 31, 2019 and provided a business update.

During the first quarter of 2019, Diffusion Pharmaceuticals continued preparations to enroll patients in an on-ambulance Phase 2 clinical trial testing trans sodium crocetinate (TSC) for the treatment of acute stroke. The Company expects enrollment of 160 patients to begin during the third quarter with approximately 150 emergency medical transport groups. The trial, named PHAST-TSC (Pre-Hospital Administration of Stroke Therapy-TSC), will involve 23 hospitals across urban, suburban and rural areas in Los Angeles County and Central Virginia, working closely with researchers at the University of California Los Angeles (UCLA) and the University of Virginia (UVA). Local ambulance companies have been engaged. Results from the trial will potentially be available in just under two years, subject to Diffusion receiving the necessary funding.

The Company continues to make progress in its Phase 3 INTACT (INvestigation of TSC Against Cancerous Tumors) trial. It has completed the eight-patient open label dose-escalation run-in cohort and, with enrollment for this phase now closed, expects data on this group to be available this summer. In Phase 2 testing, TSC demonstrated a nearly four-fold improvement in overall survival at two years for the subset of inoperable GBM patients compared with the control group of GBM patients.

Commenting on recent developments, David Kalergis, chairman and chief executive officer of Diffusion, said, “We are excited to begin enrolling in our PHAST-TSC Phase 2 study by early summer. We also are pleased with the response from investigators and other key opinion leaders regarding the potential for TSC in the treatment of acute stroke, and the opportunity for success given the trial’s unique design. We continue to be excited about the potential for TSC to bring new hope to patients with life-threatening unmet medical needs and making TSC a commercial success.”

First Quarter Financial Results

Research and development expenses were $1.7 million for the first quarter of 2019, compared with $1.8 million for the first quarter of 2018. The slight decrease was mainly attributable to a $0.5 million decline in expenses related to the Company’s Phase 3 GBM trial, offset by a $0.4 million increase in expense related to the commencement of its Phase 2 stroke trial.

General and administrative expenses were $1.2 million for the first quarter of 2019, compared with $1.5 million for the first quarter of 2018. The decline was due to lower salary and wages and stock-compensation expense.

Net cash used in operating activities during the first quarter of 2019 was $2.7 million, compared with $3.3 million during the prior-year period.

Diffusion had cash and cash equivalents of $5.3 million as of March 31, 2019. The Company believes its cash and cash equivalents are sufficient to fund operations into July 2019.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biotechnology company developing new treatments that improve the body’s ability to bring oxygen to the areas where it is needed most, offering new hope for the treatment of life-threatening medical conditions.

Diffusion’s lead drug TSC was originally developed in conjunction with the Office of Naval Research, which was seeking a way to treat hemorrhagic shock caused by massive blood loss on the battlefield.

Evolutions in research have led to Diffusion’s focus today: Fueling Life by taking on some of medicine’s most intractable and difficult-to-treat diseases, including stroke and GBM brain cancer. In each of these diseases, hypoxia – oxygen deprivation of essential tissue in the body – has proved to be a significant obstacle for medical providers and the target for TSC’s novel mechanism.

In January 2018 the Company began enrolling patients in the lead-in phase to its Phase 3 INTACT program, using TSC to target inoperable GBM brain cancer. In September 2018 its on-ambulance PHAST-TSC acute stroke protocol was granted FDA clearance to proceed. Additional preclinical data supports the potential use of TSC as a treatment for other conditions where hypoxia plays a major role, such as myocardial infarction, respiratory diseases such as COPD, peripheral artery disease, and neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease.

In addition, RES-529, the Company’s PI3K/AKT/mTOR pathway inhibitor that dissociates the mTORC1 and mTORC2 complexes, is in preclinical testing for GBM.

Diffusion is headquartered in Charlottesville, Virginia – a hub of advancement in the life science and biopharmaceutical industries – and is led by CEO David Kalergis, a 30-year industry veteran and company co-founder.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, the anticipated timing of future clinical trials, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Diffusion’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; general business and economic conditions; the company's need for and ability to obtain additional financing or partnering arrangements; and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

David Kalergis, CEO

Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

(Tables to follow)

Diffusion Pharmaceuticals Inc.

Consolidated Balance Sheets

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$5,333,714	$7,991,172
Prepaid expenses, deposits and other current assets	1,050,008	923,059
Total current assets	6,383,722	8,914,231
Property and equipment, net	332,009	350,281
Intangible asset	8,639,000	8,639,000
Right of use asset	313,364	—
Other assets	319,724	298,480
Total assets	$15,987,819	$18,201,992
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	480,016	198,818
Accrued expenses and other current liabilities	603,448	605,226
Current operating lease liability	110,001	—
Total current liabilities	1,193,465	804,044
Deferred income taxes	1,636,037	1,786,389
Noncurrent operating lease liability	203,363	—
Total liabilities	3,032,865	2,590,433
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.001 par value:
1,000,000,000 shares authorized; 3,376,230 issued and outstanding at March 31, 2019 and December 31, 2018	3,377	3,377
Additional paid-in capital	95,624,085	95,532,881
Accumulated deficit	(82,672,508)	(79,924,699)
Total stockholders' equity	12,954,954	15,611,559
Total liabilities and stockholders' equity	$15,987,819	$18,201,992

Diffusion Pharmaceuticals Inc.

Consolidated Statements of Operations

	Three Months ended March 31,
	2019	2018
Operating expenses:
Research and development	$1,699,845	$1,825,568
General and administrative	1,200,728	1,497,839
Depreciation	18,272	28,018
Loss from operations	2,918,845	3,351,425
Other income:
Interest income	(20,684)	(37,464)
Loss from operations before income tax benefit	(2,898,161)	(3,313,961)
Income tax benefit	(150,352)	—
Net loss	$(2,747,809)	$(3,313,961)
Accretion of Series A cumulative preferred dividends	—	(85,993)
Deemed dividend related to the make-whole provision for the conversion of Series A preferred stock into common	—	(8,167,895)
Net loss attributable to common stockholders	$(2,747,809)	$(11,567,849)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.81)	$(4.11)
Weighted average shares outstanding, basic and diluted	3,376,230	2,814,316

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